Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated October 29, 2015, relating to the financial statements of Monsanto Company and subsidiaries and the effectiveness of Monsanto Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Monsanto Company for the year ended August 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

April 13, 2016